Exhibit 10.4

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”), dated as of October 31, 2012, with effect as of the Effective Time by and between Comverse Technology, Inc., a New York corporation (“CTI”), and Comverse, Inc., a Delaware corporation (“Comverse,” and together with CTI, the “Parties”).

WHEREAS, contemporaneously herewith, CTI and Comverse are entering into a Distribution Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Distribution (as defined in the Distribution Agreement) (such agreement, as amended, restated or modified from time to time, the “Distribution Agreement”); and

WHEREAS, in connection therewith, CTI and Comverse have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement and the following terms shall have the following meanings:

“Assumed Health and Welfare Plans” shall have the meaning set forth in Section 5.2.

“Benefit Plan” shall mean with respect to an entity, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). When immediately preceded by “CTI,” Benefit Plan means any Benefit Plan sponsored solely by CTI. When immediately preceded by “Comverse,” Benefit Plan means any Benefit Plan sponsored solely by Comverse.

“Black-Scholes Value” shall mean the value of an Option determined in accordance with a pricing model that includes the stock price of the underlying shares of common stock, the exercise price of the CTI Option or Comverse Option, as applicable, and the expected standard deviation of the return of the underlying common stock, with such volatility parameters based on assumptions that are determined by the board of directors of CTI, in its sole discretion.

“Cash Incentive Plans” shall mean any of the annual or short term cash incentive plans of CTI or Comverse, all as in effect as of the time relevant to the applicable provisions of this Agreement, including, without limitation, the Comverse Technology, Inc. Restatement Bonus Plan, the 2012 GET Executive Bonus Plan, the Spin-Off Plan and the 2012 Comverse Incentive Compensation Plan.

“Comverse Conversion Ratio” shall mean the quotient obtained by dividing (A) the published closing trading price of a share of Comverse common stock listed on the NASDAQ Stock Exchange on the Distribution Date by (B) the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange traded “regular way” on the day prior to the Distribution Date.

“Comverse Employee” shall mean each individual employed by Comverse immediately before the Effective Time.

“Comverse Executive Severance Protection Plan” shall have the meaning set forth in Section 2.4.

“CTI 401(k) Plan” shall mean the Comverse Technology, Inc. 401(k) Retirement Savings Plan.

“CTI Conversion Ratio” shall mean the quotient obtained by dividing (A) the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange on the Distribution Date by (B) the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange traded “regular way” on the day prior to the Distribution Date.

“CTI Employee” shall mean each individual employed by CTI immediately before the Effective Time.

“CTI Executive Severance Protection Plan” shall mean the Comverse Technology, Inc. Executive Severance Protection Plan, dated as of November 11, 2008.

“CTI Severance Plans” shall mean the CTI Executive Severance Protection Plan and any other severance plans, policies or programs of CTI.

“CTI Stock Incentive Plans” shall mean each of CTI’s stock incentive compensation plans, including, without limitation, the Boston Technology, Inc. 1996 Stock Incentive Plan, the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan, the Comverse Technology, Inc. 2005 Stock Incentive Compensation Plan, the Comverse Technology, Inc. 2004 Stock

Incentive Compensation Plan, the Comverse Technology, Inc. 2001 Stock Incentive Compensation Plan, the Comverse Technology, Inc. 2000 Stock Incentive Compensation Plan, the Comverse Technology, Inc. 1999 Stock Incentive Compensation Plan, and the Comverse Technology, Inc. 1996 Stock Incentive Compensation Plan.

“COBRA” shall mean the continuation coverage requirements for group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code section 4980B and ERISA sections 601 though 608.

“Code” shall mean the Internal Revenue Code of 1986, as amended, or successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

“Distribution Date” shall have the meaning assigned to such term in the Distribution Agreement; provided that for purposes of this Agreement, if the Effective Time occurs after the close of trading of CTI common stock on a particular trading date, the Distribution Date shall be deemed to be the next such trading date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Health and Welfare Plans” shall mean any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including, without limitation, PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including, without limitation, premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including, without limitation, any such plan, fund or program as defined in Section 3(1) of ERISA.

“Liability” or “Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Offer Employees” shall have the meaning set forth in Section 2.1.

“Option” when immediately preceded by “CTI” shall mean an Option to purchase shares of CTI common stock pursuant to a CTI Stock Incentive Plan. When immediately preceded by “Comverse,” an Option shall mean an Option to purchase shares of Comverse common stock following the Effective Time pursuant to the Comverse Stock Incentive Plan.

“Person” shall have the meaning set forth in the Distribution Agreement.

“Remaining CTI Employees” shall have the meaning set forth in Section 2.1.

“Spin-Off Plan” shall mean the Comverse Technology, Inc. Spin-Off Compensation Plan.

“Stock Units” (a) when immediately preceded by “CTI,” means a restricted stock unit or deferred stock unit issued under a CTI Stock Incentive Plan representing a general unsecured promise by CTI to pay the value of shares of CTI common stock in cash or shares of CTI common stock and, (b) when immediately preceded by “Comverse,” means a restricted stock unit issued pursuant to this Agreement representing a general unsecured promise by Comverse to pay the value of shares of Comverse common stock in cash or shares of Comverse common stock.

“Transferred Employees” shall have the meaning set forth in Section 2.1.

“Transition Period” shall mean the period of time from and after the Effective Time until the earlier of (i) the date the separate existence of CTI shall cease or that CTI is acquired by reason of a merger, dissolution or otherwise and (ii) such other date, as determined by the board of directors of Comverse.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Comverse Technology, Inc. and Comverse, Inc., dated as of _______, 2012.

“Verint” shall mean Verint Systems Inc., a Delaware Corporation.

ARTICLE II

EMPLOYMENT MATTERS

Section 2.1 Employment of CTI Employees. Not later than twenty (20) Business Days prior to the Effective Time, Comverse shall extend written offers of employment to certain CTI Employees (the “Offer Employees”) on terms and conditions substantially similar to those in effect with respect to the Offer Employee as in effect as of immediately before the Effective Time. Each Offer Employee who accepts the Comverse offer of employment shall commence employment with Comverse as of the Effective Time (the “Transferred Employees”). CTI Employees who are not Transferred Employees shall continue to be employees of CTI immediately after the Effective Time (the “Remaining CTI Employees”).

Section 2.2 Paid Time Off. Comverse shall honor all accrued but untaken or unpaid vacation credited to Transferred Employees under the paid time off plans of CTI as of the Effective Time.

Section 2.3. CTI Employment Agreements. As of the Effective Time, any employment agreement, offer letter or other similar agreement or arrangement between CTI and any employee (other than a Remaining CTI Employee) shall be hereby assigned by CTI to Comverse, and Comverse will hereby assume such agreement and all Liabilities under such agreement, subject to obtaining any necessary consents. The Parties shall use reasonable efforts to obtain any necessary consents from Transferred Employees to effectuate such assignment and assumption.

Section 2.4 Severance Plans. Neither a Comverse Employee nor a CTI Employee shall be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Distribution Agreement. Other than as set forth in the penultimate sentence of this Section 2.4, CTI shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination of any Remaining CTI Employee’s employment that occurs following the Effective Time, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under the CTI Severance Plans. As of the Effective Time, Comverse Employees and Transferred Employees will cease to participate in the CTI Executive Severance Protection Plan. In connection with the Distribution, Comverse shall establish a severance plan for the benefit of certain Comverse Employees and Transferred Employees that is substantially similar in all material respects to the CTI Executive Severance Protection Plan (the “Comverse Executive Severance Protection Plan”). Comverse shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination of any Comverse Employee’s or any Transferred Employee’s employment that occurs following the Effective Time, including, without limitation, any amounts required to be paid (including, without limitation, payroll or other taxes), and the costs of providing benefits, under the Comverse Executive Severance Protection Plan. In addition, Comverse shall be solely responsible for all amounts required to be paid and the costs of providing benefits to employees of CTI whose employment is terminated in connection with, or in anticipation of, the Distribution. In addition, the Parties hereby agree that if any payments to be made by either Comverse or CTI to any employee or former employee of Comverse or CTI is conditioned on a release of claims and if such payment is under an arrangement in effect prior to the Effective Time or in respect of the period prior to the Effective Time, then as a condition to the payment to the applicable employee, Comverse and CTI will include Verint, its Subsidiaries and their respective officers, directors and employees as one of the parties required to be released.

Section 2.5 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Comverse Employee, Transferred Employee or Remaining CTI Employee that results from an accident occurring, or from an occupational disease which becomes manifest, before, on or after the Effective Time shall be retained by Comverse, other than Liabilities in respect of Remaining CTI Employees that result from an accident occurring, or from an occupational disease which becomes manifest, after the Transition Period.

Section 2.6 Payroll Taxes and Reporting of Compensation. Comverse shall bear responsibility for payroll administration obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by (i) Comverse Employees and Transferred Employees after the Effective Time and (ii) Remaining CTI Employees during the Transition Period.

ARTICLE III

BENEFIT PLANS GENERALLY

Section 3.1 Assumption of Benefit Plan Liabilities In General. Except as otherwise specifically provided in this Agreement and the Distribution Agreement, as of the Effective Time, (i) with respect to any Liability or obligation to, or in respect of, the Comverse Employees and the Transferred Employees, whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, at, or following, the Effective Time, Comverse shall assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to the Comverse Employees and the Transferred Employees to the extent such Liabilities and obligations arise or arose under any Benefit Plan, and (ii) with respect to any Liability or obligation to, or in respect of, the Remaining CTI Employees whether arising out of actions, events or omissions that occurred (or, in the case of omissions, failed to occur) prior to, at, or following, the Effective Time, CTI shall assume and be solely responsible for all such Liabilities and obligations whatsoever with respect to the Remaining CTI Employees to the extent such Liabilities and obligations arise or arose under any Benefit Plan. The Parties agree that none of the transactions contemplated by the Distribution Agreement or this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any applicable Benefit Plan.

ARTICLE IV

401(K) PLAN

Section 4.1 401(k) Plan. As of the Effective Time, (i) Comverse shall hereby assume and CTI shall hereby transfer sponsorship of the CTI 401(k) Plan and Comverse shall assume all assets and Liabilities thereunder; (ii) Comverse shall become the “Employer” for purposes of the CTI 401(k) Plan and CTI shall cease to be a participating employer in the CTI 401(k) Plan; and (iii) Remaining CTI Employees shall cease to be eligible to make contributions or have contributions made on their behalf under the CTI 401(k) Plan. With respect to the Remaining CTI Employees, in lieu of a year-end matching contribution in respect of the 2012 calendar year, CTI shall make a lump sum cash payment to the Remaining CTI Employees who remain employed with CTI through December 31, 2012, to be made on or prior to March 15, 2013. The amount of such payments will be determined by CTI in its discretion, and will be intended to approximate the amount of the matching contribution that would otherwise be made to each such CTI Employee for the 2012 calendar year under the CTI 401(k) Plan, without taking into account any tax or deferral benefits.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Comverse Health and Welfare Plans. Following the Effective Time, Comverse shall retain, and CTI shall have no obligation whatsoever with regard to, all Liabilities under, or with respect to the Comverse Health and Welfare Plans.

Section 5.2 Assumption of CTI Health and Welfare Plans. Effective as of the Effective Time, Comverse shall hereby assume sponsorship of all CTI Health and Welfare Plans, any trust or other funding arrangement established or maintained with respect to such plans or any assets held as of the Effective Time with respect to such plans, and any Liabilities relating to, or arising out of, or resulting from health and welfare coverage or claims incurred on behalf of Comverse Employees, Transferred Employees or Remaining CTI Employees or their covered dependents under the CTI Health and Welfare Plans prior to, on or after the Effective Time (together with the Comverse Health and Welfare Plans, the “Assumed Health and Welfare Plans”). In addition, to the extent permitted by applicable Law, during the Transition Period, Remaining CTI Employees shall continue to participate in the Assumed Health and Welfare Plans. Comverse shall provide to CTI an invoice and CTI shall pay Comverse in accordance with Section 3 of the Transition Services Agreement, for the costs associated with (i) providing coverage to the Remaining CTI Employees and their covered dependents under the Assumed Health and Welfare Plans during the Transition Period and (ii) the assumption by Comverse of any Liabilities relating to Remaining CTI Employees or their covered dependents under the Assumed Health and Welfare Plans for periods prior to the Effective Time. Such invoice shall allocate the direct costs of providing such coverage and assuming such Liabilities, based on the Remaining CTI Employees’ claims experience, in accordance with past practice.

Section 5.3 COBRA and HIPAA Compliance. Comverse shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of the Health Insurance Portability and Accountability Act of 1996, and the corresponding provisions of the Assumed Health and Welfare Plans with respect to Comverse Employees, Transferred Employees and Remaining CTI Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Health and Welfare Plans at any time before, on or after the Effective Time.

Section 5.4 Vendor Contracts. The Parties shall use commercially reasonable efforts to obligate the third-party administrator of each administrative-services-only contract with a third-party administrator that relates to any of the Assumed Health and Welfare Plans (an “ASO Contract”), each group insurance policy that relates to any of the Assumed Health and Welfare Plans (“Group Insurance Policies”) and each agreement with a Health Maintenance Organization that provides medical services under the Assumed Health and

Welfare Plans (“HMO Agreements”), in each case, in existence as of the date of this Agreement that is applicable to Remaining CTI Employees, to enter into a separate ASO Contract, Group Insurance Policy and HMO Agreement, as applicable, with CTI providing for similar terms and conditions as are contained in the ASO Contracts, Group Insurance Policies and HMO Agreements, as applicable, to which Comverse is a party. Such terms and conditions shall include, without limitation, the financial and termination provisions, performance standards, methodology, auditing policies, quality measures and reporting requirements.

ARTICLE VI

CASH INCENTIVE PLANS

Section 6.1 Determination of Bonus Awards. Comverse shall be responsible for determining all bonus awards that would otherwise have been payable under the Cash Incentive Plans to Comverse Employees and Transferred Employees for the year in which the Effective Time occurs. Comverse shall also determine for Comverse Employees and Transferred Employees (i) the extent to which established performance criteria (as interpreted by Comverse, in its sole discretion) have been met, and (ii) the payment level for each Comverse Employee and Transferred Employee. Comverse shall provide information to CTI with respect to the attainment of applicable performance criteria on a timely basis. Based on such information provided by Comverse, CTI shall make all determinations with respect to bonus awards payable under the Cash Incentive Plans for Remaining CTI Employees.

Section 6.2 Liability for Bonus Awards. Comverse shall assume all Liabilities with respect to any such bonus awards payable to Comverse Employees and Transferred Employees for the year in which the Effective Time occurs and thereafter. CTI shall retain all Liabilities with respect to any bonus awards payable under the Cash Incentive Plans to Remaining CTI Employees for the year in which the Effective Time occurs and thereafter.

ARTICLE VII

STOCK INCENTIVE PLANS

Section 7.1 CTI Stock Incentive Plans. The Parties shall take all actions necessary or appropriate so that each outstanding CTI Option and CTI Stock Unit granted under any CTI Stock Incentive Plan held by an individual shall be adjusted as set forth in this Article VII. The adjustments set forth below shall be the sole adjustments with respect to CTI Options and CTI Stock Units in connection with the Distribution and the other transactions contemplated by the Distribution Agreement, and such adjustments will be consistent with the provisions of Section 409A of the Code and the applicable stock exchange listing standards. The Distribution shall not constitute a “change in control” or “change of control” under any award agreement, employment agreement or CTI Stock Incentive Plan. As soon as practicable following the Effective Time, Comverse shall issue or amend award agreements with respect to (i) Comverse Options and Comverse Stock Units for Comverse Employees and Transferred Employees and (ii) CTI Options and CTI Stock Units for Remaining CTI Employees, reflecting the terms and conditions of such awards in accordance with this Article VII.

Section 7.2 CTI Options. CTI Options will be adjusted as described below, based on (1) the optionholder’s employer following the Distribution and (2) whether such CTI Options have an exercise price that is (A) equal to or less than the published closing price of a share of CTI common stock on the NASDAQ Stock Exchange on the date prior to the Distribution Date (“In-The-Money Options”), (B) not an In-The-Money Option, but is equal to or less than $10.52 per share (“Group A CTI Options”) or (C) greater than $10.52 per share (the “Group B CTI Options”). As of the Effective Time, (1) CTI Options held by Comverse Employees or Transferred Employees will be converted into Comverse Options and (2) CTI Options held by Remaining CTI Employees will remain as CTI Options.

(a) Comverse Employees and Transferred Employees.

(i) In-The-Money Options. The exercise price of the In-The-Money Options will be adjusted such that the exercise price will equal the product of (A) the exercise price of an In-The-Money Option immediately prior to the Effective Time, multiplied by (B) the Comverse Conversion Ratio. The number of shares subject to the In-The-Money Options will be equal to the quotient obtained by dividing (X) the number of shares subject to the In-The-Money Options held by the optionholder immediately prior to the Effective Time by (Y) the Comverse Conversion Ratio. All other terms and conditions of these Comverse Options will remain the same after the Effective Time as the terms and conditions applicable to the In-The-Money Options immediately prior to the Effective Time, including, without limitation, the original option term and continued vesting pursuant to the terms of the awards.

(ii) Group A CTI Options. The exercise price of the Group A CTI Options will be adjusted such that the exercise price will equal one hundred percent (100%) of the published closing trading price of a share of Comverse common stock listed on the NASDAQ Stock Exchange on the Distribution Date. The number of shares subject to the Group A CTI Options is determined based on the aggregate Black-Scholes Value of the Group A CTI Options immediately after the Effective Time which is equal to the aggregate Black-Scholes Value of the Group A CTI Options immediately prior to the Effective Time. Any resulting fractional shares shall be rounded down to the nearest whole share. In addition, each Comverse Option issued in exchange for Group A CTI Options will have a new option term of ten years beginning on the Distribution Date. All other terms and conditions of these Comverse Options will remain the same after the Effective Time as the terms and conditions applicable to the Group A CTI Options immediately prior to the Effective Time, including, without limitation, continued vesting pursuant to the terms of the awards.

(iii) Group B CTI Options. The exercise price of the Group B CTI Options will be adjusted such that the exercise price will equal two hundred percent (200%) of the published closing trading price of a share of Comverse common stock listed on the NASDAQ Stock Exchange on the Distribution Date. The number of shares subject to the Group B Options is determined based on the aggregate Black-Scholes Value of the Group B CTI Options immediately after the Effective Time which is equal to the aggregate Black-Scholes

Value immediately prior to the Effective Time. Any resulting fractional shares shall be rounded down to the nearest whole share. All other terms and conditions of these Comverse Options will remain the same after the Effective Time as the terms and conditions applicable to such CTI Options immediately prior to the Effective Time, including, without limitation, the original option term and continued vesting pursuant to the terms of the awards.

(b) Remaining CTI Employees.

(i) In-The-Money Options. The exercise price of the In-The-Money Options will be adjusted such that the exercise price will equal the product of (A) the exercise price of an In-The-Money Option immediately prior to the Effective Time, multiplied by (B) the CTI Conversion Ratio. The number of shares subject to the In-The-Money Options will be equal to the quotient obtained by dividing (X) the number of shares subject to the In-The-Money Options held by the optionholder immediately prior to the Effective Time by (Y) the CTI Conversion Ratio. All other terms and conditions of these CTI Options will remain the same after the Effective Time as the terms and conditions applicable to the In-The-Money Options immediately prior to the Effective Time, including, without limitation, the original option term and continued vesting pursuant to the terms of the awards.

(ii) Group A CTI Options. The exercise price of the Group A CTI Options will be adjusted such that the exercise price will equal one hundred percent (100%) of the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange on the Distribution Date. The number of shares subject to the Group A CTI Options is determined based on the aggregate Black-Scholes Value of the Group A CTI Options immediately after the Effective Time which is equal to the aggregate Black-Scholes Value of the Group A CTI Options immediately prior to the Effective Time. Any resulting fractional shares shall be rounded down to the nearest whole share. In addition, each CTI Option issued in exchange for Group A CTI Options will have a new option term of ten years beginning on the Distribution Date, provided that nothing herein is intended to alter or amend the treatment of such award contemplated in connection with the merger of CTI with and into a subsidiary of Verint. All other terms and conditions of these CTI Options will remain the same after the Effective Time as the terms and conditions applicable to the Group A CTI Options immediately prior to the Effective Time, including, without limitation, continued vesting pursuant to the terms of the awards.

(iii) Group B CTI Options. The exercise price of the Group B CTI Options will be adjusted such that the exercise price will equal two hundred percent (200%) of the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange on the Distribution Date. The number of shares subject to the Group B Options is determined based on the aggregate Black-Scholes Value of the Group B CTI Options immediately after the Effective Time which is equal to the aggregate Black-Scholes Value immediately prior to the Effective Time. Any resulting fractional shares shall be rounded down to the nearest whole share. All other terms and conditions of these CTI Options will remain the same after the Effective Time as the terms and conditions applicable to such CTI Options immediately prior to the Effective Time, including, without limitation, the original option term and continued vesting pursuant to the terms of the awards.

Section 7.3 CTI Stock Units. As of the Effective Time, (1) CTI Stock Units held by Comverse Employees or Transferred Employees will be converted to Comverse Stock Units and (2) CTI Stock Units held by Remaining CTI Employees will remain CTI Stock Units.

(i) Comverse Employees and Transferred Employees. The number of shares subject to the Comverse Stock Units is equal to the number of CTI shares of common stock underlying the CTI Stock Units held as of the Effective Time multiplied by a ratio, the numerator of which is equal to the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange traded “regular way” on the day prior to the Distribution Date and, the denominator of which is equal to the published closing trading price of a share of Comverse common stock listed on the NASDAQ Stock Exchange on the Distribution Date. In lieu of fractional Comverse Stock Units, cash shall be given to holders otherwise entitled to such fractional Comverse Stock Units on the Distribution Date. All other terms and conditions of the Comverse Stock Units will remain the same after the Effective Time as the terms and conditions of the CTI Stock Units immediately prior to the Effective Time, including, without limitation, continued vesting and payment pursuant to the terms of the awards.

(ii) Remaining CTI Employees. The number of shares subject to the CTI Stock Units is equal to the number of CTI shares of common stock underlying the CTI Stock Units held as of the Effective Time multiplied by a ratio, the numerator of which is equal to the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange traded “regular way” on the day prior to the Distribution Date and, the denominator of which is equal to the published closing trading price of a share of CTI common stock listed on the NASDAQ Stock Exchange on the Distribution Date. In lieu of fractional CTI Stock Units, cash shall be given to holders otherwise entitled to such fractional CTI Stock Units on the Distribution Date. All other terms and conditions of the CTI Stock Units will remain the same after the Effective Time as the terms and conditions of such awards immediately prior to the Effective Time, including, without limitation, vesting and payment pursuant to the terms of the awards.

Section 7.4 Registration Requirements. Comverse agrees that it shall file, and shall use reasonable efforts to maintain on a continuous basis, an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) (and maintain the prospectus contained therein for its intended use) with respect to the shares of Comverse common stock authorized for issuance under a Comverse stock incentive plan. CTI agrees that, following the Effective Time until such time that CTI ceases to be a public issuer, it shall use reasonable efforts to continue to maintain a Form S-8 Registration Statement with respect to and cause to be registered pursuant to the Securities Act, the shares of CTI common stock authorized for issuance under the CTI Stock Incentive Plans as required pursuant to the Securities Act and any applicable rules or regulations thereunder.

ARTICLE VIII

GENERAL AND ADMINISTRATIVE

Section 8.1 Sharing of Information. CTI and Comverse shall share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Benefit Plans. CTI and Comverse and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Effective Time, all participant information shall be provided in the manner and as may be mutually agreed to by CTI and Comverse.

Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

Section 8.3 Consent of Third Parties. If (i) any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties shall implement the applicable provisions of this Agreement to the fullest extent practicable, and (ii) any provision of this Agreement cannot be implemented due to the failure of such third-party to consent, CTI and Comverse shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 8.4 Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 8.5 Coordination with the Transition Services Agreement. The administrative costs and expenses of Comverse related to its provision of certain services to CTI as described in this Agreement, including, without limitation, payroll administration and health and welfare benefits administration, shall be governed by the terms of the Transition Services Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modifications. This Agreement may be amended, modified or supplemented at any time by the Parties, but only by an instrument in writing signed on behalf of the Parties.

Section 9.2 Effect if Effective Time Does Not Occur. If the Distribution Agreement is terminated prior to the Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Effective Time or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by CTI and Comverse.

Section 9.3 Entire Agreement; Assignment. This Agreement (a) constitutes, together with the Distribution Agreement and the Ancillary Agreements, the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

Section 9.4 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

Section 9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, telecopied (which is confirmed) or sent by registered or certified mail (postage prepaid, return receipt requested) to the Parties or beneficiaries hereto at the following addresses:

If to CTI, to:

Comverse Technology, Inc.

810 Seventh Avenue

New York, NY 10019

Attention: General Counsel

If to Comverse, to:

Comverse, Inc.

200 Quannapowitt Parkway

Wakefield, MA 01880

Attention: General Counsel

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 9.6 Incorporation of Distribution Agreement Provisions. The following provisions of the Distribution Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis (references in this Section 9.6 to an “Article” shall mean an Article of the Distribution Agreement, and references in the material incorporated herein by reference shall be references to the Distribution Agreement): Article III (relating to Indemnification); Article IV (relating to Access to Information); and Article V (relating to Miscellaneous).

Section 9.7 No Plan Amendment; No Third Party Beneficiaries. Nothing in this Agreement shall (a) amend, or be deemed to amend, any Benefit Plan or (b) provide any Person not a party to this Agreement with any right, benefit or remedy with regard to any Benefit Plan.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMVERSE TECHNOLOGY, INC.

By:	/s/ Shefali Shah
Name:	Shefali Shah
Title:	Senior Vice President, General Counsel and Corporate Secretary

COMVERSE, INC.

By:	/s/ Thomas B. Sabol
Name:	Thomas B. Sabol
Title:	Chief Financial Officer

[Signature Page to Employee Matters Agreement]

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